UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
 ____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 28, 2014

FORMFACTOR, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50307	13-3711155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7005 Southfront Road Livermore, CA		94551
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (925) 290-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers.

(b) (c)

On October 28, 2014, the Board of Directors of FormFactor, Inc. (the "Company") appointed Michael D. Slessor as Chief Executive Officer of the Company, effective December 28, 2014, succeeding Thomas St. Dennis who will retire as the Company’s Chief Executive Officer on that date, but will continue serving as Executive Chairman of the Board of Directors. Mr. St. Dennis has served as the Company’s CEO since September 2010, and its Executive Chairman since October 2013. Mr. St. Dennis’ cash and equity compensation will remain unchanged through the Company’s fiscal 2014. His compensation for fiscal 2015 has not yet been determined.

Dr. Slessor, age 45, has served as President of the Company, and a member of its Board of Directors, since October 2013. Previously, Dr. Slessor served at the Company as Sr. VP & General Manager, MicroProbe Product Group from October 2012 to October 2013. Also, before joining the Company, Dr. Slessor was the President and Chief Executive Officer of MicroProbe from July 2008 through the October 2012 closing of FormFactor’s acquisition of MicroProbe. Prior to joining MicroProbe, Dr. Slessor held various management, product-marketing, and applications-engineering positions in the semiconductor industry, most notably with KLA-Tencor, where he led marketing and applications for the company’s fastest growing division. Since Dr. Slessor will be serving as the Company’s CEO, the Company does not expect that he will be appointed as a member of any of the standing committees of the Board of Directors. As an employee of the Company, he will not receive any additional compensation for his service on the Board of Directors. Dr. Slessor’s cash and equity compensation is expected to remain unchanged through the Company’s fiscal 2014. His compensation for fiscal 2015 has not yet been determined.

The press release issued on October 29, 2014 is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description
99.1	Press release issued by FormFactor, Inc. on October 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORMFACTOR, INC.

Date:	October 29, 2014	By:	/s/ Stuart L. Merkadeau
			Name:	Stuart L. Merkadeau
			Title:	Senior Vice President, General Counsel and Secretary

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